AMENDED AND RESTATED
                              --------------------

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                                 SURGICARE, INC.
                                 ---------------

              (Including Change of Name to Orion HealthCorp, Inc.)



     SurgiCare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

     A. The name of this Corporation is SurgiCare, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 20, 1984 under the name Technical Coatings Incorporated.

     B. This Amended and Restated Certificate of Incorporation has been adopted in accordance with Sections 242 and 245 of the DGCL.

     C. This Amended and Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of the Corporation by restating in its entirety the text of the Certificate of Incorporation to read as follows:

1.   NAME.

     The name of this Corporation is Orion HealthCorp, Inc.

2.   REGISTERED OFFICE.

     The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.   PURPOSE.

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.   CAPITAL STOCK.

     4.1  Authorized Shares; Reverse Stock Split.

          4.1.1 Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is One Hundred Seventeen Million (117,000,000) shares, consisting of:

          (a) Seventy Million (70,000,000) shares of Class A Common Stock, par value $0.001 per share ("Class A Common Stock");

          (b) Twenty-Five Million (25,000,000) shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock");

          (c) Two Million (2,000,000) shares of Class C Common Stock, par value $0.001 per share ("Class C Common Stock"); and

          (d) Twenty Million (20,000,000) shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

          4.1.2 Reverse Split. Effective upon the filing of this Amended and Restated Certificate of Incorporation (the "Effective Time"), each issued and outstanding share of the Corporation's Common Stock, par value $0.005 per share (collectively, the "Pre-Split Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified as and reduced to one-tenth (1/10th) of a share of Class A Common Stock (the "Post-Split Common Stock") and the par value of each such share shall be reduced to $0.001 (the reduction of shares and par value, the "Reverse Stock Split"). Each holder of a certificate or certificates of Pre-Split Common Stock (the "Pre-Split Certificates," whether one or more) shall be entitled to receive, upon surrender of such Pre-Split Certificates to the Corporation for cancellation, a certificate or certificates of the Post-Split Common Stock (the "Post-Split Certificates," whether one or more), which will equal the number of shares represented by such Pre-Split Certificates divided by ten (10) and rounded down to the nearest whole number. No script or fractional shares certificates will be issued for Pre-Split Common Stock in connection with the Reverse Stock Split. Each holder of a number of shares of Pre-Split Common Stock not evenly divisible by ten (10) as of the Effective Time of the Reverse Stock Split will, in lieu of receiving fractional shares, receive a cash payment (the "Fractional Share Payment") in U.S. dollars equal to the product of: (a) the fractional share times (b) $2.90. Subject to the treatment of fractional shares as described above, Pre-Split Certificates will be deemed for all purposes to represent the appropriately reduced number of Post-Split Common Stock, except that the holder of such unexchanged certificates will not be entitled to receive any distributions payable by the Corporation after the Effective Time, until the Pre-Split Certificates have been surrendered. Such distributions, if any, will be accumulated and, at the time of surrender of the Pre-Split Certificates, all such unpaid distributions will be paid without interest.

     4.2 Definitions. As used in this Article 4, the following terms have the following definitions:

          4.2.1 "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

          4.2.2 "Applicable Price per Share" shall mean, at any time and with respect to any share of Class A Common Stock, (a) if such determination is being made in connection with a Realization Event, the amount which would be paid as a Distribution on such share were the Corporation to be liquidated in accordance with Article 4.4.3 hereof with total Distributions being made to all Equity Securities of the Corporation equal to the Total Equity Value, determined as of such time, and (b) at all other times, the Market Price as of such time.

          4.2.3 "Board of Directors" shall mean the Board of Directors of the Corporation.

          4.2.4. "Class B Base Amount" shall mean $1.15.

          4.2.5. "Class B Conversion Constant" shall mean, at any time as of which it is to be determined, one (1.0), adjusted as provided in Article 4.4.4 below.

          4.2.6 "Class B Conversion Factor" shall mean, at any time as of which it is to be determined, the sum of (a) the Class B Conversion Constant plus (b) a fraction, the numerator of which is the Remaining Class B Minimum Payment Amount and the denominator of which is the Applicable Price per Share, all determined at such time.

          4.2.7 "Class B Conversion Fraction" shall mean, with respect to each conversion of any share of Class B Common Stock into shares of Class A Common Stock pursuant to Article 4.4.5.1(a) below, a fraction, the numerator of which is the aggregate number of shares of Class B Common Stock so converted in such conversion and the denominator of which is 11,482,260.

          4.2.8 "Class C Antidilution Factor" shall mean, with respect to each conversion of any share of Class B Common Stock into shares of Class A Common Stock pursuant to Article 4.4.5.1(a) below, the Remaining Class C Minimum Payment Amount at the time of such conversion divided by the Applicable Price per Share used to determine the Class B Conversion Factor in connection with such conversion.

          4.2.9 "Class C Base Amount" shall mean $3.30.

          4.2.10 "Class C Conversion Constant" shall mean, at any time as of which it is to be determined, one (1.0), adjusted as provided in Article 4.4.4 below.

          4.2.11 "Class C Conversion Factor" shall mean, at any time as of which it is to be determined, a number equal to (a) the Class C Conversion Constant multiplied by (b) a fraction, the numerator of which is the Remaining Class C Minimum Payment Amount and the denominator of which is the Class C Base Amount, all determined at such time.

          4.2.12 "Class C Threshold Price" shall mean, with respect to each conversion of any share of Class B Common Stock into shares of Class A Common Stock pursuant to Article 4.4.5.1(a) below, an amount equal to the Class C Base Amount divided by the Class C Conversion Constant, all determined as at the time of such conversion.

          4.2.13 "Distributions" shall mean all distributions made to holders of Equity Securities in respect of such Equity Securities, whether by dividend or otherwise (including but not limited to: any distributions made by the Corporation to holders of Equity Securities in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis; any redemption or repurchase by the Corporation of any Equity Securities for any reason; any distributions made in connection with a merger, reorganization, recapitalization or exchange involving any Equity Securities; and any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding Equity Securities); provided, however, that the following shall not be a Distribution:
(a) any redemption or repurchase by the Corporation of any Equity Securities pursuant to the provisions of any agreement with any director, officer or employee of the Corporation or any of its subsidiaries, (b) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock in accordance with the provisions of Article 4.4.4, (c) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the Board of Directors of the surviving corporation or its parent corporation or (d) any other distribution, redemption, repurchase or other action at any time when there is any share of Class B Common Stock outstanding if the holders of a majority of the shares of Class B Common Stock then outstanding determine that such distribution, redemption, repurchase or other action shall not constitute a Distribution.

          4.2.14 "Equity Security" shall mean all shares of capital stock or other equity or beneficial interests issued by or created in or by the Corporation, all stock appreciation or similar rights, and all securities or other options, rights, warrants or other agreements or instruments to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise; provided, however, that, with respect to the calculation of Applicable Price per Share at any time in connection with a Realization Event, no such convertible or exchangeable security, option, right, warrant or other agreement or instrument shall be considered an Equity Security unless, at such time, the conversion, exchange, exercise or other action with respect thereto would decrease such Applicable Price per Share.

          4.2.15 "Market Price" shall mean, on any date as of which it is to be determined, the amount per share of Class A Common Stock equal to (a) the last sale price of Class A Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which Class A Common Stock is then listed or admitted to trading, or (b) if Class A Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of Class A Common Stock on such date, or (c) if there shall have been no trading on such date or if Class A Common Stock is not so designated, the average of the closing bid and asked prices of Class A Common Stock on such date as shown by the NASD automated quotation system, or (d) if Class A Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors as of a date which is within 15 days of the date as of which the determination is to be made.

          4.2.16 "NASD" shall mean The National Association of Securities Dealers, Inc.

          4.2.17 "Person" shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

          4.2.18 "Realization Event" shall mean any Transfer, in one transaction or a series of related transactions, of 20% or more of the outstanding shares of Class A Common Stock (determined after giving effect to the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock).

          4.2.19 "Remaining Class B Minimum Payment Amount" shall mean, with respect to any share of Class B Common Stock at any time, the amount that would then be required to be distributed with respect to such share pursuant to
Article 4.4.3.1 below in order for no further Distributions to be payable with respect to such share pursuant to said Article 4.4.3.1.

          4.2.20 "Remaining Class C Minimum Payment Amount" shall mean, with respect to any share of Class C Common Stock at any time, the amount that would then be required to be distributed with respect to such share pursuant to
Article 4.4.3.2 below in order for no further Distributions to be payable with respect to such share pursuant to said Article 4.4.3.2.

          4.2.21 "Total Equity Value" shall mean, at any time and in connection with any Realization Event, the aggregate amount paid in connection with such Realization Event for all Equity Securities of the Corporation at the time outstanding (after deduction of all commissions, fees and expenses associated with such Realization Event); provided that if less than all of the outstanding Equity Securities of the Corporation are being Transferred in such Realization Event, the aggregate value of all Equity Securities of the Corporation shall be determined by the Board of Directors based on the consideration to be paid for such Equity Securities as are to be so Transferred and the preferences, privileges, rights and other distinctive features of the Equity Securities to be so Transferred relative to the other Equity Securities of the Corporation, so that, if the Corporation were to be liquidated in accordance with Article 4.4.3 hereof with total Distributions to all Equity Securities of the Corporation equal to the aggregate value so determined, the Equity Securities to be so Transferred would receive Distributions in the amount of the consideration to be paid for such Equity Securities in such Realization Event, the determination of the Board of Directors, made in good faith, to be conclusive and final.

          4.2.22 "Transfer" shall mean a sale, transfer or other disposition for value.

     4.3 Preferred Stock. Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation as described below in this Article 4.

     4.4 Common Stock. The Class A Common Stock, the Class B Common Stock and the Class C Common Stock are referred to collectively as the "Common Stock"; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below in this Article 4.4.

          4.4.1 Shares Identical. Except as otherwise provided in this Article 4, for purposes of this Article 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions.

          4.4.2 Voting Rights. Subject to the powers, preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Article 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Article 4.4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class.

               4.4.2.1 Class A Common Stock. Each holder of Class A Common Stock shall be entitled to one vote with respect to each share of Class A Common Stock held by such holder.

               4.4.2.2 Class B Common Stock. Each holder of Class B Common Stock shall be entitled to one vote with respect to each share of Class B Common Stock held by such holder.

               4.4.2.3 Class C Common Stock. Each holder of Class C Common Stock shall be entitled to one vote with respect to each share of Class C Common Stock held by such holder.

               4.4.2.4 Amendments to Certificate. Subject to the provisions of
Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock; provided, however, that (a) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not amend, limit or otherwise modify the powers, designations, preferences, privileges or relative, participating, optional or other special rights of the Class B Common Stock, whether by amendment or modification of this Certificate of Incorporation, by operation of a merger or combination or otherwise in any manner, without the affirmative vote or consent of holders of more than 50% of the issued and outstanding shares of Class B Common Stock, voting as a separate class, (b) so long as any shares of Class C Common Stock are outstanding, the Corporation shall not amend, limit or otherwise modify the powers, designations, preferences, privileges or relative, participating, optional or other special rights of the Class C Common Stock, whether by amendment or modification of this Certificate of Incorporation, by operation of a merger or combination or otherwise in any manner, without the affirmative vote or consent of holders of more than 50% of the issued and outstanding shares of Class C Common Stock, voting as a separate class, and (c) that no amendment, alteration, change or repeal may be made to Articles 6, 9 or 10 below without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

               4.4.2.5 Changes in Authorized Capital Stock. Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this
Article 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock.

          4.4.3 Distributions. Subject to the powers, preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, all Distributions shall be made to the holders of Common Stock in the following order of priority:

               4.4.3.1 Payment of Remaining Class B Minimum Payment Amount. First, the holders of the shares of Class B Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Article 4.4.3.1 an amount equal to the Class B Base Amount plus an amount equal to nine percent (9%) per annum on the unpaid Class B Base Amount from time to time outstanding, without compounding, from the date the Class B Common Stock was first issued. The Corporation may, at any time and from time to time, make Distributions in payment of the Remaining Class B Minimum Payment Amount. Each such Distribution will be applied first to the payment of such portion, if any, of the Remaining Class B Minimum Payment Amount that does not represent the Class B Base Amount, and thereafter to the payment of the Class B Base Amount.

              4.4.3.2 Payment of Remaining Class C Minimum Payment Amount. Second, the holders of the shares of Class C Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Article 4.4.3.2 an amount equal to the Class C Base Amount. The Corporation may, at any time and from time to time, make Distributions in payment of the Remaining Class C Minimum Payment Amount; provided, however, that the Corporation shall give to each holder of a share of Class C Common Stock not less than ten (10) days prior written notice of the record date for determining the holders of Class C Common Stock entitled to receive a Distribution pursuant to this Article 4.4.3.2, during which period each holder of Class C Common Stock may convert all or any part of the shares of Class C Common Stock held by such holder into shares of Class A Common Stock pursuant to Article 4.4.5.1 below. If at any time the Remaining Class C Minimum Payment Amount shall be equal to $0.00, then each share of Class C Common Stock then outstanding (other than shares concurrently being converted into Class A Common Stock) shall be retired and shall not be reissued, the holder thereof shall surrender the certificate evidencing such share to the Corporation at its principal place of business and, upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class C Common Stock shall be eliminated.

               4.4.3.3 Allocation of Remaining Distribution Amount. Third, after the full required amount of Distributions have been made pursuant to Articles
4.4.3.1 and 4.4.3.2 above, all holders of the shares of Class A Common Stock and Class B Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Class A Common Stock and Class B Common Stock held by each holder, provided that for purposes of this Article 4.4.3.3, each share of Class B Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class B Conversion Constant.

               4.4.3.4 Allocation of Distributions. All Distributions pursuant to Articles 4.4.3.1, 4.4.3.2 or 4.4.3.3 above shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held or deemed to be held by such holders.

          4.4.4 Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of either Class B Common Stock or Class C Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class A Common Stock unless a proportional adjustment is made to each of the Class B Conversion Constant and the Class C Conversion Constant; provided, however, the Corporation shall not make a proportional adjustment to either the Class B Conversion Constant or the Class C Conversion Constant as a result of the Reverse Stock Split. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

          4.4.5 Conversion of Class B Common Stock and Class C Common Stock.

               4.4.5.1 Optional Conversion.

               (a) At the option of any holder of shares of Class B Common Stock, exercisable at any time and from time to time, in whole or in part, by notice to the Corporation, each outstanding share of Class B Common Stock held by such holder shall convert into a number of shares of Class A Common Stock equal to the Class B Conversion Factor in effect at the time such notice is given.

               (b) At the option of any holder of shares of Class C Common Stock, exercisable at any time and from time to time, in whole or in part, by notice to the Corporation, each outstanding share of Class C Common Stock held by such holder shall convert into a number of shares of Class A Common Stock equal to the Class C Conversion Factor in effect at the time such notice is given.

               (c) If the Applicable Price per Share used to determine the Class B Conversion Factor in connection with any conversion of Class B Common Stock pursuant to Article 4.4.5.1(a) above is less than the Class C Threshold Price at the time of such conversion, the Corporation shall promptly give notice of such conversion to each holder of Class C Common Stock, specifying the Class B Conversion Fraction and the Class C Antidilution Factor with respect to such conversion. At the option of any holder of shares of Class C Common Stock, exercisable at any time not more than ten (10) days after such notice is given, in whole or in part, by notice to the Corporation, each outstanding share of Class C Common Stock held by such holder shall convert into a number of shares of Class A Common Stock equal to the Class C Antidilution Factor specified in such notice; provided, however, that the aggregate number of shares of Class C Common Stock so converted by any holder thereof in connection with any such notice shall not exceed a number equal to (x) the Class B Conversion Fraction specified in such notice multiplied by
                    (y) the sum of the aggregate number of shares of Class C Common Stock held by such holder at such time plus the aggregate number of shares of Class C Common Stock which have been converted by such holder prior to such time into shares of Class A Common Stock pursuant to Article 4.4.5.1(b) above or this Article 4.4.5.1(c).

               4.4.5.2 Subsequent Distributions, Etc.

               (a) No Distributions shall be or become payable on any shares of Class B Common Stock converted pursuant to Article 4.4.5.1 above at or following such conversion. From and after such conversion, such shares of Class B Common Stock shall be retired and shall not be reissued, and upon the conversion of all outstanding shares of Class B Common Stock and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class B Common Stock shall be eliminated.

               (b) No Distributions shall be or become payable on any shares of Class C Common Stock converted pursuant to Article 4.4.5.1 above at or following such conversion. From and after such conversion, such shares of Class C Common Stock shall be retired and shall not be reissued, and upon the conversion of all outstanding shares of Class C Common Stock and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class C Common Stock shall be eliminated.

               4.4.5.3 Fractional Shares, etc. Fractional shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock or Class C Common Stock under Article 4.4.5.1 above may be issued (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors).

               4.4.5.4 Exemption From Section 16(b) of the 1934 Act. The Board of Directors has approved the determination of the number of shares of Class A Common Stock to be received upon conversion of a share of Class B Common Stock as set forth in this Certificate of Incorporation for all purposes, including, without limitation, Rule 16(b)-3(d), promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Prior to allowing any conversion of Class B Common Stock to occur, the Board of Directors (or such subset thereof as may be necessary) shall take all actions necessary or desirable in the reasonable opinion of the holders of a majority of the shares of Class B Common Stock then outstanding to exempt the determination of the number of shares of Class A Common Stock to be received upon conversion of a share of Class B Common Stock from the provisions of Section 16(b) of the 1934 Act.

               4.4.5.5 Effect of Conversion. Upon conversion of any share of Class B Common Stock or any share of Class C Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class B Common Stock or Class C Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of Class A Common Stock.

          4.4.6 Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          4.4.7 Prohibition on Distributions Constituting Taxable Events. Notwithstanding anything to the contrary in this Article 4, the Corporation shall not, without the written approval of the holders of a majority of the then outstanding shares of Class B Common Stock or, if there is no Class B Common Stock then outstanding, the holders of a majority of the Class B Common Stock immediately prior to the time that the last share of Class B Common Stock was converted into Class A Common Stock, make any Distribution on any share of Class A Common Stock, or take any other action, so long as any share of Class B Common Stock is outstanding and for three years thereafter, if the effect of such

Distribution or action might be to make (a) an increase of the Remaining Class B Minimum Payment Amount, (b) a conversion of the Class B Common Stock into Class A Common Stock or (c) an adjustment of the Class B Conversion Factor a taxable event to the holders of the Class B Common Stock. No amendment to the provisions of this Article 4.4.7 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class B Common Stock or, if there is no Class B Common Stock then outstanding, the holders of a majority of the Class B Common Stock immediately prior to the time that the last share of Class B Common Stock was converted into Class A Common Stock.

5.   ELECTION OF DIRECTORS.

     The election of directors need not be by ballot unless the By-laws of this Corporation shall so require.

6.   BY-LAWS.

     In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation. Notwithstanding the preceding sentence, the By-laws of this Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

7.   EXCULPATION OF DIRECTORS.

     A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8.   CORPORATE OPPORTUNITIES.

     To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9.   SPECIAL MEETINGS OF STOCKHOLDERS.

     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

10.  INDEMNIFICATION.

     To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation shall indemnify such other persons as may be required by statute or by the By-laws of the Corporation. The Corporation may, to the full extent permitted by Delaware law, purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the By-laws of the Corporation, against any liability which may be asserted against any director, officer or such other person and may enter into contracts providing for the indemnification of any director, officer or such other person to the full extent permitted by Delaware law. The liability of directors of the Corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any repeal or modification of this Article 10 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

11.  BOOKS.

     The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of this Corporation.

12.  ACTION BY CONSENT OF STOCKHOLDERS.

     If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the 1934 Act, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

            [The rest of this page has been left intentionally blank.
                            Signature page follows.]

     IN WITNESS WHEREOF, said SurgiCare, Inc. has caused this Certificate to be executed by Keith LeBlanc, its Chief Executive Officer, this 15th day of December, 2004.



                                             SURGICARE, INC.



                                             By: /s/ Keith LeBlanc
                                                 -------------------------------
                                                 Name:  Keith LeBlanc
                                                 Title: Chief Executive Officer